Ex 99.1

ACME UNITED CORPORATION            NEWS RELEASE

CONTACT:Paul G. DriscollAcme United Corporation1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE   October 21, 2022

ACME UNITED REPORTS THIRD QUARTER 2022 RESULTS

SHELTON, CT – October 21, 2022 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the three months ended September 30, 2022 were $49.7 million compared to $47.9 million in the same period of 2021, an increase of 4% (5% in constant currency). Net sales for the nine months ended September 30, 2022 were $149.8 million compared to $136.3 million in the same period in 2021, an increase of 10% (11% in constant currency).

Net income was $64,000, or $0.02 per diluted share, for the three months ended September 30, 2022, compared to $2.0 million, or $0.50 per diluted share, for the same period in 2021. Net income for the nine months ended September 30, 2022 was $3.6 million, or $0.96 per diluted share, compared, on an adjusted basis, to $7.8 million, or $1.97 per diluted share (or $11.3 million or $2.27 per diluted share including the impact of the PPP loan forgiveness), for the same period in 2021, a decrease of 54% in net income and 51% in diluted earnings per share.  The declines in net income and diluted earnings per share in the three and nine months ended September 30, 2022 were mainly due to higher cost of goods sold and higher interest expense in these periods.

For the three months ended September 30, 2022, net sales in the U.S. segment increased 4% compared to the same period in 2021.  As a precaution against supply chain delays, customers increased purchases in the second quarter of 2022. This reduced sales in the third quarter of 2022.  For the nine months ended September 30, 2022, net sales in the U.S. segment increased 12% compared to the same period in 2021. The growth was primarily attributable to increased sales of first aid and medical products and Westcott school and office products.

European net sales for the three months ended September 30, 2022 decreased 3% in

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U.S. dollars but increased 13% in local currency compared to the same period of 2021.  Net sales for the nine months ended September 30, 2022, decreased 3% in U.S. dollars but increased 9% in local currency compared to the same period of 2021.  The growth in the three and nine months was mainly due to new customers in the office channel.

Net sales in Canada for the three months ended September 30, 2022 increased 1% in U.S. dollars and 3% in local currency compared to the same period in 2021.  Net sales for the nine months ended September 30, 2022 increased 2% in U.S. dollars and 5% in local currency compared to the same period in 2021. The growth in the three and nine months was mainly due to higher sales of first aid products.

Gross margin was 32.0% in the three months ended September 30, 2022 compared to 35.5% in the same period in 2021.  Gross margin was 33.0% for the nine-month period ended September 30, 2022 compared to 35.8% for the same period in 2021. The declines in the three and nine months ended September 30, 2022 were primarily due to exceptionally high ocean container costs and demurrage charges. The impact on gross margins due to the aforementioned supply chain expenses were 2.3% and 1.5% for the three and nine months ended September 30, 2022.

Chairman and CEO Walter C. Johnsen said, “Our earnings, like many companies’ in our sector, have been impacted by the massive global supply chain issues that occurred earlier in the year.  The cost to ship a container from Asia to the U.S. more than doubled in a year and demurrage costs for delays in the ports were unprecedented.  In total, commencing in the first quarter of 2022, we will have incurred $4.4 million in exceptional supply chain expenses, of which $1.3 million was recognized in the third quarter. Approximately $900,000 remains to be recognized in the fourth quarter of 2022, and $400,000 in the first quarter of 2023.”

Mr. Johnsen continued, “We are seeing substantial improvement in the supply chain now. The costs of container shippage have dropped to prior year levels, or even less.  We are no longer incurring significant demurrage charges as congestion in the ports has declined significantly.

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“In response to the macroeconomic challenges, the Company has implemented a series of cost reduction initiatives that are expected to generate over $5.0 million in savings in 2023. We have reduced SG&A expenses and other costs, and implemented a wide range of productivity improvements in our manufacturing and distribution facilities.  In the coming months, we will be installing new automated packaging equipment in the Spill Magic plant and a new robotic filling machine in the Med-Nap facility.

“There are solid growth opportunities in 2023, including new first aid and medical placement in the industrial and retail markets, additional Westcott craft products in the mass and ecommerce markets, and expanded sales of Spill Magic to large mass market retailers. In addition, we recently purchased the promotional business of a former competitor of Safety Made with annual sales of approximately $1.2 million.

“We expect the combination of revenue growth, $5.0 million of cost and productivity savings, and the normalization of supply chain expenses to position the Company for continued growth.”

The Company’s bank debt less cash as of September 30, 2022 was $64 million compared to $38 million as of September 30, 2021.  During the twelve-month period ended September 30, 2022, the Company paid approximately $11 million for the acquisition of the assets of Live Safely Products, LLC, paid $1.8 million in dividends on its common stock, and repurchased $1.5 million of common stock.  We increased inventory during the twelve-month period by approximately $17 million to anticipate our continued growth and to be positioned to offset the impact of potential supply chain interruptions related to COVID-19. The increase in inventory is also a result of higher product costs.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, October 21, 2022, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 800-458-4121. International callers may dial 646-828-8193. The confirmation code is 6823102.  You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

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About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting goods and industrial markets. Its leading brands include First Aid Only®,  First Aid Central®,  PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, DMT®, Med-Nap and Safety Made. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results, including those risks and uncertainties resulting from the global COVID-19 pandemic, future waves of COVID-19, including through the Delta and Omicron variants and any new variant strains of the underlying virus; any future pandemics; the continuing effectiveness, global availability, and public acceptance of existing vaccines; the effectiveness, availability, and public acceptance of vaccines against variant strains of potential new viruses; and the heightened impact the pandemic has on many of the risks described herein, including, without limitation, risks relating to disruptions in our supply chain, and labor shortages, any of which could materially adversely impact the Company’s

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ability to manufacture, source or distribute its products, both domestically and internationally.

These risks and uncertainties further include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in global economic conditions, whether caused by COVID-19 or otherwise, including the impact on the Company’s suppliers and customers; (iii) additional disruptions in the Company’s supply chains, whether caused by COVID-19, natural disasters or otherwise; (iv) labor-related costs the Company has incurred and continues to incur, including costs of acquiring and training new employees and rising wages and benefits; (v) the continuing adverse impact of  inflation on products costs and interest rates; (vi) the Company’s ability to effectively manage its inventory in a rapidly changing business environment, including the additional inventory the Company acquired in anticipation of supply chain disruptions and uncertainties; (vii) potential adverse effects on the Company, its customers, and suppliers resulting from the war in Ukraine; (viii) changes in client needs and consumer spending habits; (ix) the impact of competition; (x) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (xi) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (xii) currency fluctuations; (xiii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (xiv) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER REPORT 2022

(Unaudited)

	Three Months Ended	Three Months Ended
Amounts in 000's except per share data	September 30, 2022	September 30, 2021

Net sales	$49,744	$47,923
Cost of goods sold	33,819	30,918
Gross profit	15,925	17,005
Selling, general, and administrative expenses	14,972	14,044
Operating income	953	2,961
Interest expense	(722)	(230)
Interest income	8	2
Interest expense, net	(714)	(228)
Other expense, net	(209)	(68)
Total other expense, net	(209)	(68)
Income before income tax expense	30	2,665
Income tax (benefit) expense	(34)	619
Net income	$64	$2,046

Shares outstanding - Basic	3,521	3,542
Shares outstanding - Diluted	3,683	4,058

Earnings per share - Basic	$0.02	$0.58
Earnings per share - Diluted	0.02	0.50

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

THIRD QUARTER REPORT 2022 (cont.)

(Unaudited)

	Nine Months Ended	Nine Months Ended
Amounts in 000's except per share data	September 30, 2022	September 30, 2021

Net sales	$149,849	$136,295
Cost of goods sold	100,374	87,550
Gross profit	49,475	48,745
Selling, general, and administrative expenses	43,176	39,028
Operating income	6,299	9,717
Interest expense	(1,459)	(682)
Interest income	17	11
Interest expense, net	(1,442)	(671)
PPP Loan forgiveness	-	3,508
Other expense, net	(355)	(213)
Total other (expense) income, net	(355)	3,295
Income before income tax expense	4,502	12,341
Income tax expense	870	1,019
Net income	$3,632	$11,322

Shares outstanding - Basic	3,525	3,449
Shares outstanding - Diluted	3,781	3,969

Earnings per share - Basic	$1.03	$3.28
Earnings per share - Diluted	0.96	2.85

Reconciliation of Net Income as reported (GAAP) to Net Income as adjusted
Net income as reported (GAAP)	$3,632	$11,322
PPP Loan Forgiveness	-	(3,508)
Net income as adjusted	3,632	7,814
Earnings per share before PPP Loan forgiveness - Basic	1.03	2.27
Earnings per share before PPP Loan forgiveness - Diluted	0.96	1.97

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

THIRD QUARTER REPORT 2022

(Unaudited)

Amounts in 000's	September 30, 2022	September 30, 2021

Assets:
Current assets:
Cash and cash equivalents	$4,218	$5,306
Accounts receivable, net	40,149	36,088
Inventories	66,210	48,795
Prepaid expenses and other current assets	3,990	2,458
Total current assets	114,567	92,647

Property, plant and equipment, net	26,042	23,182
Operating lease right of use asset	2,891	3,187
Intangible assets, less accumulated amortization	21,295	17,615
Goodwill	8,189	4,800
Other assets	1,500	-
Total assets	$174,484	$141,431

Liabilities and stockholders' equity:
Current liabilities:
Accounts payable	$11,771	$6,695
Operating lease liability - short term	1,142	945
Mortgage payable - short term	389	267
Other accrued liabilities	11,113	11,215
Total current liabilities	24,415	19,122
Long term debt	57,131	40,454
Mortgage payable, net of current portion Mortgage payable - long term	10,803	2,711
Operating lease liability - long term	1,949	2,485
Other non-current liabilities	1,205	111
Total liabilities	95,503	64,883
Total stockholders' equity	78,981	76,548
Total liabilities and stockholders' equity	$174,484	$141,431